Alexander Tech Corp.

Management Representation Letter – Review of Interim Financial Information for the Quarter Ended July 31, 2025

August 1, 2026

PG Accountants LLC

1325 Main Street, Suite 401,

Katy, TX 77494

This representation letter is provided in connection with your review of the interim financial statements of Alexander Tech Corp. (the "Company"), which comprise the balance sheet as of July 31, 2025, and the related statements of operations, changes in shareholders' deficit, and cash flows for the three months then ended, and the related notes to the interim financial statements (collectively, the "interim financial information"), included in the Company's Quarterly Report on Form 10-Q. Your review was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), including AS 4105, Reviews of Interim Financial Information, for the purpose of determining whether any material modifications should be made to the interim financial information for it to conform with accounting principles generally accepted in the United States of America ("U.S. GAAP"). We understand that a review of interim financial information is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, and, accordingly, you do not express an opinion on the interim financial information.

Certain representations in this letter are described as being limited to matters that are material. Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in the light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.

We confirm, to the best of our knowledge and belief, as of August 1, 2026, the following representations made to you during your review.

•We have fulfilled our responsibilities, as set out in the terms of the engagement letter dated April 06, 2026, including our responsibility for the preparation and fair presentation of the interim financial information in conformity with U.S. GAAP applicable to interim financial information and with Rule 8-03 of Regulation S-X. We acknowledge that we are responsible for the fair presentation of the interim financial information.

•The interim financial information referred to above has been prepared and presented in conformity with U.S. GAAP applicable to interim financial information, and includes all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the Company's financial position as of July 31, 2025 and its results of operations and cash flows for the three months then ended.

•The interim financial information has been prepared using the same accounting policies and methods of application as those used in the preparation of the Company's audited financial statements as of and for the year ended April 30, 2025, and there have been no changes in accounting principles or in the methods of applying them during the interim period.

•We acknowledge our responsibility for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of interim financial information that is free from material misstatement, whether due to fraud or error, and internal control to prevent and detect fraud. We acknowledge that, given the Company's status as a shell company with a sole officer and director, there is a lack of segregation of duties, and this has been considered in our assessment of internal control over financial reporting.

•The Company is a shell company, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, with no significant operations. The Company has not engaged in any operations and has not generated any revenues since inception. The Company's activities during the interim period were limited to organizational, administrative, and public-company compliance matters, and to evaluating potential business combination opportunities.

•All transactions during the interim period have been properly recorded in the accounting records and are reflected in the interim financial information. The books and records underlying the interim financial information have been reconciled to supporting data and properly adjusted as necessary.

•We acknowledge and confirm that, during the reporting period, management recorded a journal entry in the current period to reverse an accrued liability of USD 615 relating to professional fees that had been carried forward from prior years. Management determined that no present obligation existed as of the reporting date, and accordingly, the accrual was reversed through the current period as a write-back of accrued liabilities. The original accrual had been recognized based on an estimate of professional services expected to be received. However, the Company subsequently did not obtain those professional services, and therefore the related accrued liability no longer represented a valid obligation of the Company. Furthermore, the underlying records supporting the historical accrual are no longer available to management. Based on its review and knowledge of the relevant facts and circumstances, management is not aware of any evidence indicating that the balance remains payable or that any obligation exists in respect of this amount.

Except for the correction described above, management represents that there are no other corrected or uncorrected misstatements, individually or in the aggregate, that are material to the interim or annual financial statements prepared in accordance with U.S. GAAP or that should otherwise be communicated to the auditors.Except for the correction described above, management represents that there are no other corrected or uncorrected misstatements, individually or in the aggregate, that are material to the interim or annual financial statements prepared in accordance with U.S. GAAP or that should otherwise be communicated to the auditors.

•We acknowledge our responsibility for the recognition, measurement, presentation, and disclosure of the Advances Payable balance of $42,001 as of July 31, 2025. Management has not identified evidence supporting derecognition of the liability and, accordingly, has continued to recognize the Advances Payable in interim financial statements. Liability originated from professional fees paid on behalf of the Company by a corporation incorporated in Chile in connection with a Letter of Intent executed during 2018. We further represent that the proposed transaction contemplated by the Letter of Intent was not completed and was subsequently abandoned following the change in control of the Company in 2021, as disclosed in the accompanying financial statements. We acknowledge that the Company was unable to provide the original executed Letter of Intent, supporting documentation relating to the underlying transaction, documentation supporting the professional fees paid on behalf of the Company, or documentation evidencing the abandonment or settlement of the arrangement. We have provided you with all information, records, and explanations currently available to us relating to this matter, and we are not aware of any additional documentation that has not been made available to you.

•We have provided you with:

◦Access to all financial records, minutes and written consents of Board (or summaries of actions of recent meetings or consents for which minutes have not yet been prepared), and other information, of which we are aware, that is relevant to the preparation and fair presentation of the interim financial information; there were no meetings of the Board of Directors or shareholders during the period. Additional information that you have requested from us for the purpose of the review; andAdditional information that you have requested from us for the purpose of the review; and

◦Additional information that you have requested from us for the purpose of the review; and Unrestricted access to persons within the Company from whom you determined it necessary to obtain review evidence. We confirm that Mr. Paras Shah, Chief Executive Officer, Chief Financial Officer, and sole director, stakeholder and TCWG is the Company's only officer and employee. He holds all the controls and he is the individuals or body responsible for overseeing the entity's strategic direction, financial reporting process, and management's accountability.

•There are no material transactions, agreements, or accounts that have not been properly recorded in the accounting records underlying the interim financial information.

•There are no side agreements or other arrangements (either written or oral) that have not been disclosed to you.

•We have disclosed to you the results of our assessment of the risk that the interim financial information may be materially misstated as a result of fraud, and have noted none.

•We have no knowledge of any fraud or suspected fraud that affects the Company and involves management, employees who have significant roles in internal control, or others where the fraud could have a material effect on the interim financial information. We note the Company has no employees other than its sole officer and director.

•We have no knowledge of any allegations of fraud or suspected fraud affecting the Company's interim financial information communicated by employees, former employees, regulators, or others.

•We have disclosed to you all communications from regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices.

•We have no knowledge of any violations or suspected violations of laws and regulations whose effects should be considered when preparing the interim financial information or as a basis for recording a loss contingency.

•We have disclosed to you that the Company's disclosure controls and procedures were not effective as of July 31, 2025, due to material weaknesses in internal control over financial reporting, including lack of segregation of duties, lack of multi-level supervision and review, and overreliance on outside financial reporting consultants. These conditions, consistent with the Company's status as a shell company with a sole officer and director, existed throughout the interim period.

•We have disclosed to you the identity of all of the Company's related parties and all related-party relationships and transactions of which we are aware, and all such relationships and transactions have been properly accounted for and adequately disclosed in the interim financial information in accordance with ASC 850, Related Party Disclosures.

•The Company's related-party balances consist principally of amounts due to 9A Technologies and Holdings, LLC, a company controlled by the Company's President, relating to a transfer of debt from the former President of the Company and expenses incurred on behalf of the Company. These amounts are non-interest bearing, unsecured, and due on demand, and amounted to $337,125 as of July 31, 2025. During the interim period, $212,250 was advanced by, and $200,000 was repaid to, the related party. Amounts advanced by or on behalf of related parties during the interim period have been completely and accurately recorded.

•Significant assumptions used by us in making accounting estimates, including those measured at fair value, are reasonable. Given the nature of the Company's activities, its accounting estimates are limited primarily to the valuation allowance recorded against deferred tax assets and the accrual of liabilities.

•The Company has assessed the requirements of ASC 740, Income Taxes. A full valuation allowance continues to be recorded against the deferred tax assets arising from the Company's net operating loss carry forwards because it is not more likely than not that such assets will be realized. The Company has no material uncertain tax positions.

•There are no known actual or possible litigation, claims, or assessments whose effects should be considered when preparing the interim financial information. We have not consulted an attorney on matters of litigation, claims, or assessments as of the date of this letter.

•There are no unasserted claims or assessments that are probable of assertion and must be disclosed in accordance with ASC 450, Contingencies.

•There are no guarantees, whether written or oral, under which the Company is contingently liable.

•All borrowings and financial obligations of which we are aware, including amounts due to related parties and advances payable, are included in the interim financial information, and all borrowing arrangements of which we are aware are disclosed. The Company has no off-balance-sheet arrangements, commitments, or contractual obligations.

•The Company has satisfactory title to all owned assets, and there are no liens or encumbrances on such assets, nor has any asset been pledged as collateral. The Company's assets consist principally of cash.

•There were no share transactions, issuances, repurchases, or changes in the Company's capital structure during the interim period.

•We have no plans or intentions that may materially affect the carrying value or classification of assets and liabilities reflected in the interim financial information.

•We have complied with all aspects of contractual agreements that would have a material effect on the interim financial information in the event of noncompliance.

•The Company has not generated any revenue since inception, has a working capital deficiency, and has accumulated losses since inception. These conditions raise substantial doubt about the Company's ability to continue as a going concern, consistent with the disclosure in the Company's audited financial statements for the year ended April 30, 2025. We have disclosed to you all information relevant to the Company's ability to continue as a going concern, including our plans to fund the

Company's activities through continued financial support from stockholders and related parties and through debt and equity financing arrangements, and these conditions and management's plans have been appropriately disclosed in the notes to the interim financial information in accordance with ASC 205-40, Presentation of Financial Statements - Going Concern.

•No events have occurred subsequent to July 31, 2025 and through the date of this letter that would require adjustment to, or disclosure in, the interim financial information, other than as disclosed. Management has evaluated subsequent events through the date of this letter, which is the date the interim financial information was available to be issued.

•During the period from the balance sheet date to the date of this letter, there has been no material adverse change in the Company's financial position or results of operations, and the Company has not entered into any business combination, letter of intent, or other significant agreement or transaction that would require disclosure.

•Management acknowledges that there have been consistent delays in the filing of the Company’s Form 10-Q quarterly reports with the U.S. Securities and Exchange Commission (SEC). Management will take care and ensure to file intimation of delay to authority along with reason. Management represents that, going forward, the Company will take the necessary steps to ensure that its Form 10-Q filings are prepared and filed within the applicable regulatory deadlines.

ALEXANDER TECH CORP.

Signature: /s/ Paras Shah

Name: Paras Shah

Title: Chief Executive Officer, Chief Financial Officer, and Principal Accounting Officer Date: August 1, 2026